Exhibit 99.1
WVT Granted 10-Q Filing Extension by Nasdaq
(Warwick, New York, September 7, 2005) Warwick Valley Telephone Company (Nasdaq: WWVYE; the “Company”) announced today that on September 6, 2005 the Listing Qualifications Panel of The Nasdaq Stock Market, Inc. granted the Company an extension until October 15, 2005 to file its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 (the “First Quarter 10-Q”) and June 30, 2005 (the “Second Quarter 10-Q”). The Company previously reported that the Listing Qualifications Panel had granted the Company’s request for continued listing of its Common Shares on The Nasdaq National Market, provided that the Company files on or before September 30, 2005 its Annual Report on Form 10-K for the period ended December 31, 2004 (the “Annual Report”). The Company anticipates that it will be in a position to file these reports by the dates indicated. If, contrary to the Company’s expectations, the Company is unable to file these reports in a timely manner, its Common Shares may be delisted from The Nasdaq National Market.
The Company’s late filing of the Annual Report is due to the complex nature of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the fact that the Company encountered unanticipated delays in connection with the evaluation and testing that are part of preparing its assessment of its internal control over financial reporting. The First Quarter 10-Q and the Second Quarter 10-Q cannot be filed until after the Annual Report has been filed. The Company is continuing to devote intense effort to that assessment and all other matters that are necessary so that the Annual Report and both the First Quarter and Second Quarter 10-Q can be filed. The delays have not resulted from the discovery of circumstances which would require any restatement of its prior financials.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and the Company’s past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which the Company operates and the important factors that may affect its business. The Company is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as the result of new information, future events or otherwise.